As filed with the Securities and Exchange Commission on May 20, 2008
Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form S-3

REGISTRATION STATEMENT
Under
THE SECURITIES ACT OF 1933

DERMA SCIENCES, INC.
(Exact name of Registrant as specified in its charter)

Pennsylvania (State or other jurisdiction of incorporation or organization)	23-2328753 (I.R.S. Employer Identification No.)

214 Carnegie Center, Suite 300
Princeton, NJ 08540
(609) 514-4744
(Address, including zip code, and telephone number,
including area code, of Registrant’s principal executive offices)

Edward J. Quilty, President
214 Carnegie Center, Suite 300
Princeton, NJ 08540
(609) 514-4744
(Address, including zip code, and telephone number,
including area code, of agent for service)

Copies of all communications and notices to:
Raymond C. Hedger, Jr., Esq.
Hedger & Hedger
2 Fox Chase Drive
P.O. Box 915
Hershey, PA 17033
(717) 534-9993

        Approximate date of commencement of proposed sale to public: From time to time after this registration statement becomes effective.

        If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [  ]

        If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [ X ]

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [  ]

CALCULATION OF REGISTRATION FEE
Title of each class of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common stock, $.01 par value per share	6,100,000	$1.00 (2)	$6,100,000	$240
Common stock, $.01 par value per share (3)	3,192,500	$1.00 (2)	$3,192,500	$125
Totals	9,292,500		$9,292,500	$365

(1)     Pursuant to Rule 416 under the Securities Act, this registration statement also relates to an indeterminate number of additional shares of common stock which may be issuable to prevent dilution resulting from stock splits, stock dividends and similar transactions.
(2)     Estimated solely for the purpose of computing the amount of the registration fee in accordance with Rule 457(c) under the Securities Act based on the average of the high and low sale price for the common stock as reported by the OTC Bulletin Board on May 14, 2008.
(3)     To be offered and sold by selling shareholders upon exercise of series K warrants.

        THE REGISTRANT AMENDS THIS REGISTRATION STATEMENT ON THE DATE OR DATES NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT FILES A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT BECOMES EFFECTIVE ON THE DATE THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SECTION 8(a), MAY DETERMINE.

PROSPECTUS

Derma Sciences, Inc.

9,292,500 Shares of
Common Stock

_________________

        The shareholders of Derma Sciences listed below are offering and selling 9,292,500 shares of common stock under this prospectus. We will not receive any part of the proceeds from sales of the shares.

        Our common stock is quoted on the National Association of Securities Dealers OTC Bulletin Board trading under the ticker symbol “DSCI”. On May 14, 2008 the closing price for the common stock as reported by the OTC Bulletin Board was $0.98.

_________________

        These shares involve risks. See “Risk Factors” beginning on page 3.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

_________________

        The date of this prospectus is May __, 2008.

(Subject to completion)

DERMA SCIENCES

        We market and sell three lines of products. Our wound care products consist of basic and advanced dressings, ointments, sprays and adhesive strips designed to manage and treat a wide range of chronic and non-chronic skin conditions. Our specialty fastener products consist of sterile pressure sensitive adhesive wound closure strips and catheter fasteners. Our general purpose and specialized skincare products consist of bath sponges, body washes, shampoos, an incontinent wash, a moisture barrier ointment, skin moisturizers and lotions, hand washes and sanitizers and a hard surface disinfectant.

        We sell our products through our own direct sales force and through independent distributors and manufacturers’ representatives. Our primary customers are nursing homes, hospitals, clinics and home healthcare agencies and, with respect to adhesive strips, medical, industrial and retail facilities. Our products are available throughout the United States, Canada and in other select international markets.

        Our executive offices are located at 214 Carnegie Center, Suite 300, Princeton, New Jersey and our telephone number is (609) 514-4744.

RISK FACTORS

        This investment involves a high degree of risk and you should purchase shares only if you can afford a complete loss of your investment. Consider carefully these risk factors and other information in this prospectus.

The potential increase in common shares due to the conversion, exercise or vesting of outstanding dilutive securities may have a depressive effect upon the market value of the Company’s shares.

        Up to 21,926,146 shares of the Company’s common stock are potentially issuable upon the conversion, exercise or vesting of outstanding convertible preferred stock, warrants, options and restricted stock awards (“dilutive securities”). The shares of common stock potentially issuable upon conversion, exercise or vesting of dilutive securities are substantial compared to the 40,140,743 shares of common stock currently outstanding.

        Earnings per share of common stock will be substantially diluted by the existence of these dilutive securities regardless of whether they are converted, exercised or issued. This dilution of earnings per share could have a depressive effect upon the market value of the Company’s common stock.

The Company has generated only nominal income and it cannot guarantee future profitability.

        The Company incurred a net loss of $1,409,788 (unaudited) in the first three months of 2008, earned net income of $668,739 in 2006, $22,241 in 2003, $61,368 in 2002 and $192,398 in 2001 and incurred losses of $2,284,605 in 2007, $1,099,990 in 2005, $2,338,693 in 2004, $2,581,337 in 2000 and $2,998,919 in 1999. At March 31, 2008, the Company had an accumulated deficit of $17,111,674 (unaudited). Although the Company achieved profitability in 2006, 2003, 2002 and 2001, the Company cannot offer any assurance that it will be able to generate sustained or significant earnings.

The Company’s stock price has been volatile and this volatility is likely to continue.

        Historically, the market price of the Company’s common stock has been volatile. The high and low prices for the years 2003 through 2007 and the first four months of 2008 are set forth in the table below:

Derma Sciences, Inc. Trading Range – Common Stock

Year	Low	High

2003	$0.35	$2.30
2004	$0.43	$1.90
2005	$0.42	$0.78
2006	$0.45	$0.90
2007	$0.58	$1.40
2008(*)	$0.74	$1.35

(*) January 1 through April 30.

        Events that may affect the Company’s common stock price include:

•	Quarter to quarter variations in its operating results;
•	Changes in earnings estimates by securities analysts;
•	Changes in interest rates or other general economic conditions;
•	Changes in market conditions in the wound care and skin care industries;
•	The introduction of new products either by the Company or by its competitors; and
•	The loss of a major customer.

        Although all publicly traded securities are subject to price and volume fluctuations, it is likely that the Company’s common stock will experience these fluctuations to a greater degree than the securities of more established and better capitalized organizations.

The Company has not paid, and is unlikely to pay in the near future, cash dividends on its securities.

        The Company has never paid any cash dividends on its common or preferred stock and does not anticipate paying cash dividends in the foreseeable future. The payment of dividends by the Company will depend on its future earnings, financial condition and such other business and economic factors as the Company’s management may consider relevant.

The Company’s foreign operations are essential to its economic success and are subject to various unique risks.

        The Company’s future operations and earnings will depend to a large extent on the results of its operations in Canada and its ability to maintain a continuous supply of basic wound care products from its operations and suppliers in China. While the Company does not envision any adverse change to operations in Canada and China, adverse changes to these operations, as a result of political, governmental, regulatory, economic, exchange rates, labor, logistical or other factors, could have an adverse effect on the Company’s future operating results.

The rate of reimbursement for the purchase of the Company’s products by government and private insurance is subject to change.

        Sales of several of the Company’s wound care products depend partly on the ability of its customers to obtain reimbursement for the cost of its products from government health administration agencies such as Medicare and Medicaid. Both government health administration agencies and private insurance firms continuously seek to reduce healthcare costs. These cost reduction efforts may adversely affect both the eligibility of the Company’s products for reimbursement and the rate of reimbursement. Although management believes that reimbursement policies relative to the Company’s products will remain stable for the foreseeable future, it can offer no assurance that the Company’s products will continue to be eligible for reimbursement indefinitely or that the rate of reimbursement will not be reduced.

The Company’s success may depend upon its ability to protect its patents and proprietary technology.

        The Company owns and licenses patents, both in the United States and abroad, for several of its products, and relies upon the protection afforded by its patents and trade secrets to protect its technology. The Company’s success may depend upon its ability to protect its intellectual property. However, the enforcement of intellectual property rights can be both expensive and time consuming. Therefore, the Company may not be able to devote the resources necessary to prevent infringement of its intellectual property. Also, the Company’s competitors may develop or acquire substantially similar technologies without infringing the Company’s patents or trade secrets. For these reasons, the Company cannot be certain that its patents and proprietary technology will provide it with a competitive advantage.

Government regulation plays a significant role in the Company’s ability to acquire and market products.

        Government regulation by the United States Food and Drug Administration and similar agencies in other countries is a significant factor in the development, manufacturing and marketing of many of the Company’s products and in the Company’s acquisition or licensing of new products. Complying with government regulations is often time consuming and expensive and may involve delays or actions adversely impacting the marketing and sale of the Company’s current or future products.

Approximately half of the Company’s products are manufactured by third party manufacturers.

        Approximately one half of the Company’s products are manufactured by third party manufacturers. Three manufacturers produce wound care products each of which account for in excess of ten percent of the Company’s sales. Each of the Company’s other manufacturers produces products that individually account for less than ten percent of the Company’s sales.

        Management considers the Company’s relationships with its third party manufacturers to be excellent. Although there are several manufacturers potentially available for each of the Company’s products, if a current manufacturer were unable or unwilling to continue to manufacture the Company’s products, distribution and sales of the affected products could be delayed for the period necessary to secure a replacement.

Competitors could invent products superior to those of the Company and cause its products and technology to become obsolete.

        The Company operates in an industry where technological developments occur at a rapid pace. The Company competes with a large number of established companies and institutions many of which have more capital, larger staffs and greater expertise than the Company. The companies with which the Company competes include Bristol Myers Squibb-Convatec, Smith & Nephew, Johnson & Johnson, 3M, Covidian, Hermitage, Medical Action, Cyprus, DeRoyal, Provon, Calgon Vestal-Steris, Chester Laboratories, Medicom and Medical Mart, together with a number of smaller companies. The Company’s competitors currently manufacture and distribute a variety of products that are in many respects comparable to those of the Company. While management has no specific knowledge of products under development by the Company’s competitors, it is possible that these competitors may develop technologies and products that are more effective than any the Company currently has. If this occurs, any of the Company’s products and technology affected by these developments could become obsolete.

Although the Company is insured, any material product liability claims could adversely affect its business.

        The Company sells over-the-counter products and medical devices and is exposed to the risk of lawsuits claiming alleged injury caused by its products. Among the grounds for potential claims against the Company are injuries due to alleged product inefficacy and injuries resulting from infection due to allegedly non-sterile products. Although the Company carries product liability insurance with limits of $1.0 million per occurrence and $2.0 million aggregate with $10.0 million in umbrella coverage, this insurance may not be adequate to reimburse the Company for all damages that it could suffer as a result of successful product liability claims. No material product liability claim has ever been made against the Company and management is not aware of any pending product liability claims. However, a successful material product liability suit could adversely affect the Company’s business.

        Some of the information in this prospectus may contain forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934 and may be subject to the safe harbor created by that section. You can identify these statements by noting the use of forward-looking terms like “believes,” “expects,” “plans,” “estimates” and other similar words. Risks, uncertainties or assumptions that are difficult to predict may affect these kinds of statements. The preceding risk factors and other cautionary statements could cause our actual operating results to differ materially from those expressed in any forward-looking statement. We caution you to keep in mind the preceding risk factors and other cautionary statements and to refrain from placing undue reliance on any forward-looking statements.

WHERE YOU CAN FIND MORE INFORMATION

        We file reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy these reports, proxy statements and other information at the public reference facilities maintained by the SEC at Room 1204, Judiciary Plaza, 450 Fifth Street, N.W. Washington, D.C. 20549 and you can obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet Web site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding issuers, like Derma Sciences, that file electronically with the SEC.

Additional information about Derma Sciences can also be found at our Web site at http://www.dermasciences.com.

        The SEC allows us to “incorporate by reference” the information from the documents we file with them which means that we can disclose important information to you by referring you to those documents. The information which we incorporate by reference is part of this prospectus.

Additional information that we file with the SEC will automatically update previous information. We incorporate the following documents by reference into this prospectus:

(a)	The Company’s registration statement on Form 8-A effective May 13, 1994.
(b)	The Company’s annual report on Form 10-KSB filed April 1, 2008 for the year ended December 31, 2007.
(c)

The Company’s notice of annual meeting of shareholders and definitive proxy statement filed April 17, 2008 relative to the election of directors, increase in shares reserved for issuance pursuant to the Company’s stock option plan and ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2008.

(d)

The Company’s current report on Form 8-K filed March 27, 2007 relative to the restatement of the Company’s financial statements for the three- and six-month periods ended June 30, 2005, the three- and nine-month periods ended September 30, 2005, the year ended December 31, 2005, the three-month period ended March 30, 2006, the three- and six-month periods ended June 30, 2006 and the three- and nine-month periods ended September 30, 2006.

(e)	The Company’s current report on Form 8-K filed March 29, 2007 relative to the Company’s execution of a patent and technology license agreement with Quick-Med Technologies, Inc.
(f)	The Company’s current report on Form 8-K filed November 8, 2007 relative to the Company’s execution of a patent license agreement with the University of Southern California.
(g)

The Company’s current report on Form 8-K filed November 15, 2007 relative to the Company’s private sale of 8,571,420 shares of the Company’s common stock together with 2,142,855 five-year warrants to purchase one share of common stock.

(h)

The Company’s current report on Form 8-K filed November 15, 2007 relative to the Company’s termination of a revolving credit facility with CapitalSource Finance, LLC and the Company’s entering into a revolving credit facility with Merrill Lynch Business Financial Services, Inc.

(i)

The Company’s current report on Form 8-K filed November 15, 2007 and amended January 24, 2008 relative to the Company’s acquisition of substantially all of the assets of the first aid division of NutraMax Products, Inc.

(j)	The Company’s current report on Form 8-K filed January 28, 2008 relative to the Company’s execution of a clinical services agreement with U.S. Biotest, Inc.
(k)	The Company’s current report on Form 8-K filed April 2, 2008 relative to the Company’s execution of an amendment to its credit and security agreement with GE Business Financial Services Inc.
(l)

The Company’s current report on Form 8-K filed April 7, 2008 relative to the Company’s consummation of the private sale of 6,100,000 shares of the Company’s common stock and 3,050,000 series K warrants.

(m)	The Company’s quarterly report on Form 10-Q filed May 15, 2008 for the three-month period ended March 31, 2008.

        All documents filed by Derma Sciences pursuant to Section 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this prospectus and prior to the filing of a post effective amendment to the registration statement which indicates that all shares of common stock offered by this registration statement have been sold, or which deregisters all shares of common stock then remaining unsold, are incorporated by reference into this prospectus from the date of filing of these documents. Any statement contained in this prospectus or in a document incorporated in this prospectus by reference will be considered modified or replaced for purposes of this prospectus if the statement is modified or replaced by a statement in a later document that also is incorporated by reference in this prospectus.

        This prospectus is part of a registration statement we filed with the SEC under the Securities Act of 1933. As permitted by the rules and regulations of the SEC, this prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules that were filed with it. The statements contained in this prospectus as to the contents of any contract or any other document are not necessarily complete. We qualify any statement by reference to the copy of the contract or document filed as an exhibit to the registration statement. If you would like a copy of any document incorporated in this prospectus by reference (other than exhibits unless these exhibits are specifically incorporated by reference in a document), you can call or write to us at our principal executive offices, Attention: Edward J. Quilty, President and Chief Executive Officer, at 214 Carnegie Center, Suite 300, Princeton, New Jersey 08540, telephone (609) 514-4744. We will provide this information upon written or oral request and without charge to any person, including a beneficial owner, to whom a copy of this prospectus is delivered.

        We have not authorized any dealer, salesperson or other individual to give any information or to make any representation not contained or incorporated by reference in this prospectus. If you receive any of that kind of information or if any of those types of representations are made to you, you must not rely on the information or representations as having been authorized by Derma Sciences. Also, you must not consider that the delivery of this prospectus or any sale made under it implies that the affairs of Derma Sciences have remained unchanged since the date of this prospectus or that the information contained in this prospectus is correct or complete as of any time after the date of this prospectus.

        This prospectus and any supplement to this prospectus do not constitute an offer to sell or a solicitation of an offer to buy any securities covered by this prospectus to any person in any jurisdiction in which this offer or solicitation is unlawful.

USE OF PROCEEDS

        All of the net proceeds from the sale of the shares will go to the selling shareholders who offer and sell their shares. Accordingly, we will not receive any proceeds from the sale of the shares.

SELLING SHAREHOLDERS

        On April 2, 2008, we privately sold to eight institutional investors 6,100,000 shares of our common stock at $1.00 per share (the “Common Stock”). The Common Stock was “bundled” with five-year warrants to purchase one share of common stock at a per share price of $1.20 (the “Warrants”) in the ratio of one warrant for each two shares of Common Stock purchased. In addition, Warrants to purchase 142,500 shares of Common Stock were issued to Oppenheimer & Co. Inc., New York, New York, in partial compensation for its services as placement agent for the Common Stock and Warrants. Common stock potentially issuable to investors and Oppenheimer & Co. Inc. upon exercise of the Warrants (the “Underlying Common Stock”) is in the amount of 3,192,500 shares. The term “selling shareholders” refers both to investors and Oppenheimer & Co. Inc. At the time of acquisition of the Common Stock and Warrants, no selling shareholder had any agreements or understandings, directly or indirectly, with any person relative to distribution of these securities.

        We have agreed with the selling shareholders to register the Common Stock and Underlying Common Stock. We also agreed with the selling shareholders to use our best efforts to keep the registration statement effective until the earlier of (1) such time as all of the Common Stock and Underlying Common Stock have been disposed of pursuant to and in accordance with the registration statement, or (2) the date on which the Common Stock and Underlying Common Stock may be sold pursuant to Rule 144(b)(1)(i) of the Securities Act. Our registration of the Common Stock and Underlying Common Stock does not necessarily mean that the selling shareholders will sell all or any of these securities.

        The following table presents information regarding the selling shareholders’ ownership of our common stock as of the date of this prospectus. We determine each selling shareholder’s pre-offering ownership by assuming that all warrants held by the selling shareholder have been exercised. We determine each selling shareholder’s post-offering ownership by assuming that all of the shares offered by this registration statement are sold. No selling shareholder has had any position, office or other material relationship with Derma Sciences, or any of its affiliates, during the past three years other than as an owner of our securities:

Selling Shareholders	Beneficial Owners (1)	Shares Beneficially Owned	Shares Offered Hereby	Shares to be Owned After Offering	Percentage of Outstanding Shares to be Owned After Offering

1837 Partners L.P.	Same	1,329,201	1,257,975	71,226	0.2%
1837 Partners QP L.P.	Same	527,064	500,400	26,664	0.1%
1837 Partners Ltd.	Same	516,835	491,625	25,210	0.1%
Granite Creek Flexcap I, LP	Same	750,000	750,000	0	0.0%
Iroquois Master Fund Ltd.	Same	583,330	375,000	208,330	0.5%
LB I Group Inc. (2)	Same	11,035,700	3,000,000	8,035,700	18.8%
Oppenheimer & Co. Inc.	Same	142,500	142,500	0	0.0%
Wanger Long Term
Opportunity Fund II, LP	Same	920,000	900,000	20,000	0.0%
WHI Select Fund, L.P.	Same	5,708,375	1,875,000	3,833,375	9.3%

Total Shares		21,513,005	9,292,500	12,220,505

_________________
(1)     The term “Beneficial Owners” refers to those entities that maintain voting and dispositive authority relative to the shares. “Same” in the Beneficial Owners column indicates that the subject selling shareholders and beneficial owners are identical.
(2)     LB I Group Inc. is a wholly owned subsidiary of Lehman Brothers Inc. which is a registered broker-dealer. LB I Group Inc. has represented to us that: (i) it is not acting as an underwriter in connection with the sale of the Common Stock or Underlying Common Stock, (ii) it purchased the Common Stock and Underlying Common Stock it is offering under this prospectus in the ordinary course of business, and (iii) at the time of such purchase, it had no agreements or understandings, directly or indirectly, with any person to distribute the Common Stock and Underlying Common Stock. Lehman Brothers Holdings Inc., a public reporting company, is the parent company of Lehman Brothers Inc.

PLAN OF DISTRIBUTION

        The selling shareholders, including donees, pledgees, transferees or other successors-in-interest selling shares of Common Stock or Underlying Common Stock (collectively, the “Registered Shares”) received after the date of this prospectus from a selling stockholder as a gift, pledge, partnership distribution or other transfer, may, from time to time, sell, transfer or otherwise dispose of any or all of their Registered Shares on any stock exchange, market or trading facility on which the Registered Shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices. To the extent any of the selling shareholders gift, pledge or otherwise transfer the Registered Shares, such transferees may offer and sell the Registered Shares from time to time under this prospectus, provided that this prospectus has been amended under Rule 424(b)(3) or other applicable provision of the Securities Act to include the name of such transferee in the list of selling shareholders under this prospectus.

        The selling shareholders may use any one or more of the following methods when disposing of Registered Shares:

•	Ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
•	Block trades in which the broker-dealer will attempt to sell the Registered Shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;
•	Purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
•	An exchange distribution in accordance with the rules of the applicable exchange;
•	Privately negotiated transactions;
•	Short sales;
•	Through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;
•	A combination of any such methods of sale; and
•	Any other method permitted pursuant to applicable law.

        The selling shareholders may, from time to time, pledge or grant a security interest in some or all of the Registered Shares owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the Registered Shares, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling shareholders to include the pledgee, transferee or other successors in interest as selling shareholders under this prospectus.

        In connection with the sale of the Registered Shares, the selling shareholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the Registered Shares in the course of hedging the positions they assume. The selling shareholders may also sell shares of our common stock short and deliver the Registered Shares to close out their short positions, or loan or pledge the Registered Shares to broker-dealers that in turn may sell same. The selling shareholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of Registered Shares which such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

        The aggregate proceeds to the selling shareholders from the sale of the Registered Shares offered by them will be the purchase price of the common stock less discounts or commissions, if any. Each of the selling shareholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of Registered Shares to be made directly or through agents. We will not receive any of the proceeds from this offering. Upon any exercise of the Warrants by payment of cash, however, we will receive the exercise price of the Warrants.

        The selling shareholders also may resell all or a portion of the Registered Shares in open market transactions in reliance upon Rule 144 under the Securities Act of 1933, provided that they meet the criteria and conform to the requirements of that rule.

        We have advised the selling shareholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of Registered Shares in the market and to the activities of the selling shareholders and their affiliates. In addition, we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the selling shareholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The selling shareholders may indemnify any broker-dealer that participates in transactions involving the sale of the Registered Shares against certain liabilities, including liabilities arising under the Securities Act.

        We have agreed to indemnify the selling shareholders against liabilities, including liabilities under the Securities Act and state securities laws, relating to the registration of the Registered Shares.

LEGAL MATTERS

        For the purposes of this offering, Hedger & Hedger, 2 Fox Chase Drive, P.O. Box 915, Hershey, Pennsylvania, 17033, is giving its opinion on the validity and non-assessability of the shares.

EXPERTS

        The consolidated financial statements of Derma Sciences, Inc. as of and for the years ended December 31, 2007 and 2006 appearing in Derma Sciences, Inc.‘s Annual Report on Form 10-KSB for the year ended December 31, 2007 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

        The following table sets forth expenses (estimated except for the registration fee) in connection with the offering described in the registration statement:

SEC registration fee	$ 365
Accounting fees and expenses	10,000
Legal fees and expenses	40,000
Printing expenses	2,500
Miscellaneous	1,000

Total	$53,865

Item 15. Indemnification of Directors and Officers.

        Sections 1741 and 1742 of the Pennsylvania Business Corporation Law of 1988 empower the Company, and the bylaws of the Company provide that it shall have the power, to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding by reason of the fact that he is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in, or in the case of actions undertaken other than in his official capacity, not opposed to, the best interest of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful; except that, in the case of an action or suit by or in the right of the Company, no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the Company unless and only to the extent that the court in which such action or suit was brought shall determine that such person is fairly and reasonably entitled to indemnity for proper expenses.

Item 16. Exhibits.

Exhibit Number	Description
4	Form of Securities Purchase Agreement (previously filed as Exhibit 10.01 to the
Company's Form 8-K relative to the Company’s private sale of 6,100,000 shares of common stock and warrants to purchase 3,050,000 shares of common stock filed April
7, 2008 and incorporated by reference herein)
5	Opinion of Hedger & Hedger regarding the legality of the securities being registered
23.1	Consent of Ernst & Young LLP
23.2	Consent of Hedger & Hedger (included in its opinion filed as Exhibit 5)

Item 17. Undertakings.

      The undersigned Registrant undertakes:

        (l)     To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

            (i)     To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

            (ii)     To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of the securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee”table in the effective registration statement; and

            (iii)     To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (l)(i) and (l)(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

        (2)     That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3)     To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        (4)     That, for purposes of determining any liability under the Securities Act of 1933 each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 15 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

[Signatures on next page]

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, on the 14th day of May, 2008.

DERMA SCIENCES, INC.
By:	/s/ Edward J. Quilty
Edward J. Quilty President and Chief Executive Officer

POWER OF ATTORNEY

        Know all men by these presents, that each person whose signature appears below constitutes and appoints Edward J. Quilty as his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits to be filed also, and other documents in connection therewith with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Capacity in Which Signed	Date
/s/ Edward J. Quilty	President, Chief Executive Officer and	May 14, 2008
Edward J. Quilty	Chairman of the Board of Directors
(Principal Executive Officer)
/s/ John E. Yetter, CPA	Vice President and Chief Financial Officer	May 14, 2008
John E. Yetter, CPA	(Principal Financial and Accounting
Officer)
/s/ Srini Conjeevaram	Director	May 14, 2008
Srini Conjeevaram
/s/ Stephen T. Wills, CPA, MST	Director	May 14, 2008
Stephen T. Wills, CPA, MST
/s/ James T. O'Brien	Director	May 14, 2008
James T. O'Brien
/s/ C. Richard Stafford, Esq.	Director	May 14, 2008
C. Richard Stafford, Esq.
/s/ Richard J. Keim	Director	May 14, 2008
Richard J. Keim
/s/ Robert G. Moussa	Director	May 14, 2008
Robert G. Moussa
/s/ Bruce F. Wesson	Director	May 14, 2008
Bruce F. Wesson

EXHIBIT INDEX

Exhibit Number	Description
4	Form of Securities Purchase Agreement (previously filed as Exhibit 10.01 to the
Company's Form 8-K relative to the Company’s private sale of 6,100,000 shares of common stock and warrants to purchase 3,050,000 shares of common stock filed April
7, 2008 and incorporated by reference herein)
5	Opinion of Hedger & Hedger regarding the legality of the securities being registered
23.1	Consent of Ernst & Young LLP
23.2	Consent of Hedger & Hedger (included in its opinion filed as Exhibit 5)